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                                                                      EXHIBIT 11

                                 EAGLE FINANCE CORP.

                         COMPUTATION OF NET INCOME PER SHARE

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                                                              YEARS ENDED DECEMBER 31
                                                      ---------------------------------------
                                                         1996           1995           1994
                                                      ----------     ----------     ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME DATA:
1.  Net income (loss) as reported                     $  (5,349)     $     325      $   3,951
2.  Pro forma income taxes                                   --             --            819
                                                      ---------      ---------      ---------
3.  Pro forma net income (loss)                       $  (5,349)     $     325      $   3,132
                                                      ---------      ---------      ---------
                                                      ---------      ---------      ---------

NUMBER OF OUTSTANDING SHARES:
4.  Weighted average common shares
         outstanding                                      4,189          4,183          3,378
5.  Weighted average shares of treasury
         stock outstanding                                   --             --             --
6.  Weighted average shares reserved for
         stock options (utilizing the treasury
         stock method)                                       --            124             80
7.  Common shares outstanding
          (Line 4-5+6)                                    4,189          4,310          3,458

NET INCOME PER SHARE:
8.  Net income (loss) per common shares
          (Line 3 DIVIDED BY 4)                       $   (1.28)     $     .08      $     .93
9.  Fully diluted net income (loss) per common share
          (Line 3 DIVIDED BY 7)*                      $   (1.28)     $     .08      $     .91

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*  Not reported, as dilution does not meet the three percent materiality test.